UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

CENTRAL IOWA ENERGY, LLC
 (Exact name of registrant as specified in its charter)

Iowa	000-52429	71-0988301
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3426 East 28th Street North Newton, Iowa	50208
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (641) 791-1010

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 17, 2010, Central Iowa Energy, LLC (the “Company”) held a special meeting of its unit holders to consider and vote upon the following proposals:

(i) to sell substantially all of the assets and liabilities of the Company pursuant to the terms set forth in the Second Amended and Restated Asset Purchase Agreement, executed November 20, 2009, dated and effective as of the original execution date, May 8, 2009 (the “Asset Purchase Agreement”), by and among REG Newco, Inc., a Delaware corporation, REG Newton, LLC, an Iowa limited liability company, Central Iowa Energy, LLC, an Iowa limited liability company, and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby (“Proposal 1”);

(ii) in the event Proposal 1 is approved, to dissolve, wind up and liquidate the Company as soon as reasonably practicable following the consummation of the sale of substantially all of the Company’s assets and liabilities to REG Newton, LLC, as contemplated in the Asset Purchase Agreement (“Proposal 2”)

(iii) to approve the adjournment or postponement of the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Asset Purchase Agreement (“Proposal 3”).

A quorum was present for the special meeting. Each of the foregoing proposals was approved by the Company’s unit holders. The number and percentage of votes cast with respect to each proposal were as follows:

Proposal 1:

For	Against	Abstain
21,589	242	27
80.9%	0.9%	0.1%
Proposal 2:

For	Against	Abstain
21,535	296	27
80.7%	1.1%	0.1%
Proposal 3:

For	Against	Abstain
21,508	294	56
80.6%	1.1%	0.2%

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full text of the Second Amended and Restated Asset Purchase Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed on November 23, 2009.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL IOWA ENERGY, LLC

February 18, 2010	/s/ John Van Zee

Date	John Van Zee, President

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